Exhibit 10.4

AMENDMENT TO

EMPLOYMENT AGREEMENT FOR SHERI D. BISER

THIS AMENDMENT (“Amendment”) to the Employment Agreement dated March 24, 2014, between Guaranty Federal Bancshares, Inc. (“Company”) and Sheri D. Biser (“Employee”) (the “Agreement”) is entered into as of the day and year set forth on the signature page to this Amendment.

WHEREAS, the parties desire to revise the provisions of the Agreement relating to the Company’s obligations if Employee’s employment is terminated following a Change in Control;

NOW, THEREFORE, in consideration of the premises and the terms and conditions set forth in this Amendment, the Company and Employee agree as follows:

Section 9(b) of the Agreement is amended by revising clause (y) to read as follows:

(y)     a lump sum payment equal to 24 months of Employee’s base salary then in effect (or, if greater, highest annual rate of base salary during the 12-month period immediately before the Change in Control); plus

Section 12 of the Agreement is amended by adding the following to the end thereof:

Notwithstanding anything contained in this Agreement to the contrary, to the extent that any amounts payable under this Agreement or otherwise (the “Total Payments”) would be subject to Section 4999 of the Code, then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code but no such reduction shall apply unless the actual amount of Total Payments to be received by the Employee after such reduction is greater than the amount the Employee would receive if no such reduction were made to the Total Payments and the Employee were subject to the tax imposed by Section 4999 of the Code. If applicable, the Company shall reduce or eliminate the Total Payments that are included in parachute payments under Section 280G of the Code in the following order and manner, in each case, in reverse chronological order within each category beginning with the Total Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code, and in proportion to the extent to which each type of payment within each category constitutes a parachute payment: (1) by reducing or eliminating the payment of any cash severance under Section 9 of this Agreement; (2) by not accelerating the payment of any restricted stock, restricted stock units, performance shares, performance share units, or stock options; (3) by not accelerating the vesting of any restricted stock, restricted stock units, performance shares, performance share units, or stock options; and (4) by reducing or eliminating any other payments or benefits that constitutes a parachute payment under Section 280G of the Code. The provisions of this paragraph shall take precedence over the provisions of any other plan, arrangement or agreement governing the Employee’s rights and entitlements to any benefits or compensation under this Agreement or otherwise. Any determination that Total Payments to the Employee must be reduced or eliminated in accordance with this paragraph and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s Board of Directors in the exercise of its reasonable, good faith discretion based upon the advice of such professional advisors it may deem appropriate in the circumstances.

IN WITNESS WHEREOF, this Amendment is entered into this 1st day of June, 2016.

GUARANTY FEDERAL BANCSHARES, INC. By: /s/ Shaun A. Burke Title: President and CEO EMPLOYEE /s/ Sheri D. Biser Sheri D. Biser

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